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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM 8-A
                             REGISTRATION STATEMENT

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 ---------------

                            PINNACLE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

             GEORGIA                                        58-2326075
(State of incorporation or organization)                 (I.R.S. Employer
                                                        Identification No.)

                              110 EAST HILL STREET
                              THOMAS, GEORGIA 30824
                            TELEPHONE: (770) 595-1600
          (Address, including zip code, of principal executive offices)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

         Title of each class                  Name of each exchange on which
         to be so registered                  each class is to be registered
         -------------------                  ------------------------------

               None                                       None

                                 ---------------

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF DEBT SECURITIES AND IS EFFECTIVE UPON FILING PURSUANT TO GENERAL INSTRUCTION A.(c)(1), PLEASE CHECK THE FOLLOWING BOX. / /

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF DEBT SECURITIES AND IS TO BECOME EFFECTIVE SIMULTANEOUSLY WITH THE EFFECTIVENESS OF A CONCURRENT REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 PURSUANT TO GENERAL INSTRUCTION A.(c)(2), PLEASE CHECK THE FOLLOWING BOX. / /

                               ---------------

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                 Title of class
                                 --------------

                     Common Stock, $.001 par value per share


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INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.       DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The authorized capital stock of Pinnacle Bancshares, Inc. (the "Company") consists of 9,000,000 shares of common stock, $.001 par value per share, and 1,000,000 shares of preferred stock $.001 par value per share.

Number and Election of Directors

         Under the Georgia Business Corporation Code (the "GBCC"), a corporation's board of directors must consist of one or more individuals, with a number specified in or fixed in accordance with the corporation's articles of incorporation or bylaws. The Company's Articles of Incorporation provide that the number of directors shall consist of between five and twenty-five persons, the exact number to be determined from time to time by the affirmative vote of a majority of the entire Board of Directors. Further, the Company has a classified Board of Directors, whereby one-third of the Directors of the Company will be elected each year at the Company's annual meeting of shareholders.

Anti-Takeover Provisions

         The Company's Articles of Incorporation require the affirmative vote or consent of the holders of at least 80% of all of the outstanding shares entitled to vote in elections of directors, to approve any merger, consolidation, disposition of all or a substantial part of the assets of the Company (or a subsidiary of the Company) or exchange of securities requiring shareholder approval, if any person, who together with his or her affiliates and associates owns beneficially 20% or more of all of the Company's outstanding shares (an "Interested Person"), is a party to the transaction. In addition, the affirmative vote or consent of the holders of at least two-thirds (66-2/3%) of all of the outstanding shares not beneficially owned by the Interested Person is required to approve the transaction. These "supermajority" provisions are generally not required, however, if: (a) the consideration to be received by the holders of the stock of the Company meets certain minimum levels determined by formulas contained in the Articles of Incorporation (generally the highest price paid by the Interested Person is the price he or she must offer to shareholders), (b) there has been no reduction in the average dividend rate from that which was paid prior to the time the Interested Person became such, and (c) the consideration to be received by shareholders is in cash or in the same form as the Interested Person previously paid for his or her shares of stock.

         Under the GBCC, a merger generally must be approved by the affirmative vote of the holders of the majority of all the votes entitled to be cast of each constituent corporation. The Company's Articles of Incorporation require the Board of Directors to use its best business judgment in determining whether or not to accept a particular acquisition proposal. Under the Company's Articles of Incorporation, the Board of Directors is required to consider not only the consideration being offered in any tender offer in relation to the then current market price of the Company's stock, but also to consider such consideration in relation to the then current value of the Company in a freely negotiated transaction and in relation to the Board of Directors' estimate of the future value of the Company as an independent entity. In addition, the Articles of Incorporation instruct the Board of Directors to consider such other factors as it determines to be relevant, including the social and economic effects on its employees, suppliers, customers and the communities in which it does business and the desirability of maintaining independence from any of the Company's customers or competitors. In the exercise of its business judgment, the Board of Directors is to determine the relative weight to be given to each factor and the method of determining how each factor is to be ascertained.


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Dividends and Dividend Rights

         The shareholders of the Company will be entitled to receive dividends when and as declared by its Board of Directors. Dividends may be paid out of funds legally available therefor in accordance with the provisions of the GBCC. Under the GBCC, whether or not dividends may be paid is determined by implementing two basic tests: an equity insolvency test and a balance sheet test. The equity insolvency test prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business. The balance sheet test prohibits the payment of a dividend if, after giving it effect, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. In addition, the Federal Reserve Board generally prohibits a bank holding company from paying any dividends on its common stock if at such time its debt to equity ratio is equal to or greater than 30%. Further, the Company's ability to pay dividends is subject to the financial performance of its subsidiary, McDuffie Bank & Trust (the "Bank"), which is dependent upon, among other things, the local economy, the success of the Bank's lending activities, compliance of the Bank with applicable regulations, investment performance and the ability to generate fee income.

ITEM 2.                    EXHIBITS

         The following exhibits are filed with this Registration Statement. The exhibit numbers correspond to the exhibit numbers in the referenced document.

         EXHIBIT NO.                        DESCRIPTION
         -----------                        -----------
         3.1                                Articles of Incorporation dated January 31, 1997
         3.2                                Articles of Amendment dated April 25, 1997
         3.3                                Bylaws adopted January 31, 1997
         4.1                                Form of certificate representing shares of Common Stock of Pinnacle
                                            Bancshares, Inc.
         13.1                               The Banks Annual Report on Form 10-KSB for the year ended
                                            December 31, 1996
         13.2                               The Banks Quarterly Report on Form 10-QSB for the quarter
                                            ended March 31, 1997

         27.1                               Financial Data Schedule for December 31, 1996 financial statements of the registrant's wholly-owned subsidiary, McDuffie Bank & Trust.

         27.2                               Financial Data Schedule for March 31, 1997 financial statements of the registrant's wholly-owned subsidiary, McDuffie Bank & Trust.







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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              PINNACLE BANCSHARES, INC.

                              By: /s/ Heyward Harton, Jr.
                                  ---------------------------------------
                                  Heyward Horton, Jr.
                              Its: President and Chief Executive Officer

Date:    August 10, 1997


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